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                       June 28, 2022

       Huihe Zheng
       Chairman of the Board, CEO, and President
       QDM International Inc.
       Room 715, 7F, The Place Tower C, No. 150 Zunyi Road
       Changning District
       Shanghai, China 200051

                                                        Re: QDM International
Inc.
                                                            Form 10-K for the
fiscal year ended March 31, 2021
                                                            Filed on July 12,
2021
                                                            Forms 10-K/A for
the fiscal year ended March 31, 2021
                                                            Filed October 21,
2021
                                                            Filed December 17,
2021
                                                            Filed February 25,
2022
                                                            Filed May 23, 2022
                                                            File No. 000-27251

       Dear Mr. Zheng:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance